Exhibit 99.2

SCIO Diamond Technology Releases Letter to Shareholders

GREENVILLE, S.C., Jan 4, 2012 (GlobeNewswire via COMTEX) -- SCIO Diamond Technology Corporation (OTC-BB: SCIO.OB) today released the following letter to shareholders.

Dear Shareholders:

I am pleased to write my first letter to you as CEO of SCIO Diamond Technology. The last several months were a whirlwind of activity as we prepare to commercialize our technology and start delivering a variety of high quality, custom-designed diamonds to the gemstone and industrial markets. Over the past year, we successfully transitioned from a technology development company with two decades of investment into a publicly traded company that is attracting the attention of some of the biggest distributors in the diamond industry. Over the last few months we accomplished the following:

  --  Acquired certain assets of Apollo Diamond, the predecessor company to

      SCIO

  --  Completed approximately $5 million equity financing to fund the Apollo transaction and subsequent activity

  --  Went public via a reverse merger into a public company on the OTC

      Bulletin Board

  --  Relocated the corporate headquarters and laboratory to Greenville, South

      Carolina

  --  Hired a Chief Operating Officer and Chief Financial Officer

  --  Added our first non-executive board member

Let me review each of these milestones in more detail, then preview our expectations for 2012.

Apollo Transition

SCIO was formed to commercialize the outstanding technological work accomplished by Apollo Diamond over the past few years. Although Apollo achieved unprecedented success in creating a high volume, easily controlled method for growing diamonds, the company was never able to convert that success to meaningful revenue. The Apollo investors concluded the best path forward was a "fresh start" with a new, manufacturing-oriented management team, new branding, and fresh capital. With the additional raise of $5 million of "friends and family" capital, in 2011 we closed the acquisition of assets from Apollo. SCIO is a completely separate company that now owns the intellectual property, lab equipment, and employs some of the key engineers and scientists from Apollo.

Going Public

In August we consummated a reverse merger into a publicly traded shell, Crossbow Holdings Corp. SCIO is now traded on the OTC Bulletin Board under the symbol SCIO. We decided to pursue an early listing in order to create liquidity for the long-time investors, and to create more visibility in the capital markets to ease future fund-raising efforts. We hired a leading investor relations firm, ICR LLC, to build our institutional awareness and to assist in establishing banker and analyst relationships.

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Headquarters Relocation

Upon assuming the leadership of SCIO, I began to establish our headquarters in Greenville, South Carolina. We chose Greenville because of the welcoming business climate. For instance, we consummated a deal with Duke Energy in which they are funding the installation of our production power systems, and will sell us power at 4c per kilowatt-hour. This compares very favorably to the 21c per kilowatt-hour we were paying in Boston, and is critical since power can be 1/3 or more of our cost of goods sold. Our headquarters is in a modern science incubator that houses several other technology companies that will be service providers to SCIO.

We completed construction of the office space in December, and interior construction of the production room is ongoing. We plan to complete construction of the production room by the end February 2012, at which time we will begin installation of 10 of our 13 existing reactors and start revenue production. Our initial production room will have the space and infrastructure to support up to 20 reactors.

While production will be centralized in Greenville, our R&D facility will remain in Boston. We believe that giving our development engineers a separate lab away from the daily pressures of commercial production will foster their creativity as they develop our next generation reactors.

Staffing

The most important staffing decision for SCIO was attracting a CEO, and I am honored to have been chosen to lead this company. In April of 2011, I began to assess the value of Apollo Diamond's technology as applied to both gemstone and industrial markets. After lengthy discussions with industry experts, I was convinced that SCIO possessed a disruptive technology, and it was worth tackling the challenge of turning the company into a prosperous, public entity. I came out of retirement to run the company, and my conviction and dedication to realizing this goal have only grown.

Naturally, we need to build a strong management team in order to succeed, and we made great progress on this front. This fall, we hired two seasoned executives to lead our operational and financial functions. In October, we hired Michael McMahon as Chief Operating Officer. Mike's 35 years of experience includes leadership roles at Fluor and Jacobs Engineering. In just his few short months of employment here he is proving his value in leading our operations initiatives. In December we hired Charles Nichols as Chief Financial Officer. Charlie has more than 25 years of experience as a financial executive, having participated in hundreds of millions dollars of capital raises, M&A deals, listings onto senior exchanges, and other transactions. His experience as a public company officer should prove invaluable as we commercialize our technology, bring on additional equity investors, and ramp revenues.

In addition to management, SCIO will be building a high quality board of directors to guide our development. We were excited to announce in December that Theo Strous, a former Managing Director of the Antwerp Diamond Bank, agreed to be our first non-executive board member. Theo has over two decades of experience at the highest levels of the diamond industry. In addition to his time at the ADB, Theo worked as an executive in various capacities with ABN Amro in Antwerp. We are honored that someone of Theo's stature in the diamond industry agreed to join our board. We view this addition as a strong endorsement of our potential. We will rely on him heavily as we continue discussions with potential gemstone and industrial partners.

Including our existing technical staff and new executives, SCIO now employs 7 hard-working, dedicated professionals.

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Looking Ahead

With all of these accomplishments under our belt, we are now moving quickly to get into production in 2012. We are actively working to establish multiple distribution relationships across several end markets, and are receiving a high level of interest. Many potential partners are ready to purchase diamond immediately, but of course must wait for us to get into production. Under these circumstances, we are accelerating our efforts to raise additional capital to build our next generation 6-inch reactors (with 150% more yield) that will fill out our planned production facility.

Time is of the essence as the application of diamond into new marketplaces takes hold. For instance, there are several applications such as semiconductor substrates, optical networking, and sensors that can be enabled by our industrial diamonds. Technology and medical companies are looking for supply that is reasonably priced, elementally identical, and can be grown to fit specific parameters and characteristics.

We expect to raise $10 million this winter to fund the purchase of an additional 10 production reactors and to retrofit some of our 3-inch reactors to the more productive 6-inch systems. We will also use some of the proceeds to fund R&D and additional hiring. While there are no guarantees, if we are able to complete the planned financing round on (or ahead of) schedule and if we meet our development milestones, we believe we could exit 2012 at a roughly cash flow neutral run rate and reach a $100 million annual revenue run rate in 2013.

To conclude, I am sincerely honored to serve as CEO of SCIO Diamond Technology. My dedication extends beyond my position as a shareholder: I came out of retirement to run the company and certainly would not have done so without the conviction that we have a winning technology and product line. 2012 should be a year of tremendous success, as we take an advanced technology and turn it into a high margin, revenue-producing business. We look forward to informing you of more positive corporate developments in the year ahead.

Sincerely,

Joseph D. Lancia
Chief Executive Officer
SCIO Diamond Technology Corporation

About SCIO Diamond

SCIO Diamond employs a patent-protected chemical deposition process to produce high-quality, single-crystal diamonds in a controlled laboratory setting, with such diamonds referred to as "lab-grown" or cultivated diamonds. The diamonds have the identical chemical, physical and optical properties as any diamond found in the earth, and the company's highly controlled manufacturing process enables it to produce very high-quality, high-purity, high volume, single-crystal colorless, near colorless and fancy colored diamonds.

SCIO's technology permits it to produce lab-grown diamond in size, color, and quality combinations that are rare, if at all present in nature. Diamonds are now being offered in limited quantities as jewelry and in the technology arena as the material operating system of the future.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including the Company's beliefs about its business prospects and future results of operations. Some factors that could cause actual results to differ materially include economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. The Company forecasts provided above are dynamic and therefore refer only to this release date. The Company does not undertake to update any forecasts that it may make available to the investing public.

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SOURCE: SCIO Diamond Technology Corporation

By Staff

CONTACT:          CONTACT: Investor Relations:

                  ICR, LLC
                  Gary T. Dvorchak, CFA
                  Senior Vice President
                  +1 (310) 954-1123
                  gary.dvorchak@icrinc.com

                  Company:
                  SCIO Diamond Technology Corporation
                  Joseph D. Lancia
                  +1 (864) 751-4880
                  Jlancia@sciodiamond.com

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